EXHIBIT 5.2

Deloitte LLP 700, 850 - 2nd Street S.W. Calgary AB T2P 0R8 Canada Tel: (403) 267-1700 Fax: (587) 774-5379 www.deloitte.ca

Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in this Amendment No.1 to Registration Statement No. 333-190229 on Form F-10 of our reports, dated March 12, 2013, relating to the consolidated financial statements of Canadian Pacific Railway Limited and the effectiveness of Canadian Pacific Railway Limited's internal control over financial reporting appearing in the Annual Report on Form 40-F of Canadian Pacific Railway Limited for the year ended December 31, 2012.

/s/ Deloitte LLP

Independent Registered Chartered Accountants
Calgary, Canada
August 2, 2013

 Member of Deloitte Touche Tohmatsu Limited